Exhibit 4.3

EXECUTION VERSION

BORROWER JOINDER AND ASSUMPTION AGREEMENT

May 1, 2017

This Borrower Joinder and Assumption Agreement, dated as of May 1, 2017 (this “Borrower Joinder Agreement”), is made by Eldorado Resorts, Inc., a Nevada corporation (the “Borrower”), Isle of Capri Casinos LLC (formerly known as Eagle II Acquisition Company LLC), a Delaware limited liability company (the “Initial Borrower”), and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for itself and on behalf of the Lenders (as defined below) from time to time party to the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Initial Borrower has entered into the Credit Agreement, dated as of April 17, 2017, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among the Initial Borrower, the lenders from time to time party thereto (collectively, the “Lenders”) and the Agent in order to induce the Lenders to make the Initial Term Loans to or for the benefit of the Initial Borrower on the Escrow Funding Date;

WHEREAS, on or prior to the date of this Borrower Joinder Agreement, Isle of Capri Casinos, Inc., a Delaware corporation, was merged with and into the Initial Borrower and thereafter, the Initial Borrower, as the surviving entity, was renamed Isle of Capri Casinos LLC, and will continue as a “Guarantor” under the Credit Agreement upon execution and delivery by the Initial Borrower of the Stock Pledge Agreement, the Security Agreement, the Guaranty Agreement and the other Loan Documents;

WHEREAS, as a condition to the Closing Date, pursuant to Section 6.2(a)(i) of the Credit Agreement, the Initial Borrower and the Borrower are each required to execute this Borrower Joinder Agreement in order for (x) the Initial Borrower to be released as the “Borrower” under the Credit Agreement and the other Loan Documents for all purposes, and (y) the Borrower to become the “Borrower” under the Credit Agreement and the other Loan Documents for all purposes; and

WHEREAS, concurrently with the execution and delivery of this Borrower Joinder Agreement, the Initial Borrower will become a Guarantor and will pursuant to this Borrower Joinder Agreement assign to the Borrower, all of the Initial Borrower’s rights, obligations and liabilities under the Credit Agreement and the other Loan Documents, and the Borrower will accept the assignment of all of the Initial Borrower’s rights, obligations and liabilities under the Credit Agreement and the other Loan Documents and join the Credit Agreement and each other Loan Document as the “Borrower” for all purposes thereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Agent, the Initial Borrower and the Borrower, intending to be legally bound hereby, agree as follows:

1. Credit Agreement.

(a) In accordance with Section 6.2(a)(i) of the Credit Agreement, the Borrower by executing this Borrower Joinder Agreement hereby joins the Credit Agreement as the “Borrower” thereunder for all purposes and with the same force and effect as if originally named in the Credit Agreement as the Borrower on the Escrow Funding Date.

(b) Initial Borrower hereby assigns to the Borrower all of the Initial Borrower’s rights, obligations and liabilities under the Credit Agreement and the other Loan Documents executed by Initial Borrower in such capacity. The Borrower hereby (i) expressly assumes, confirms and agrees to observe and perform and be bound by (x) all of the rights, indebtedness, Obligations, agreements, terms, covenants, representations, warranties, liabilities and duties as the “Borrower” under the Credit Agreement and the other Loan Documents, which are binding upon, and to be observed or performed by the Borrower, and (y) any and all other Loan Documents executed by the Initial Borrower in connection therewith as if the Borrower were originally the obligor in respect thereof and the signatory thereto (provided that Borrower shall have no obligation to perform obligations previously performed by the Initial Borrower), as applicable, and (ii) ratifies and confirms the validity of, and all of its rights, obligations and liabilities (including, without limitation, the applicable Obligations) under, the Credit Agreement and such other Loan Documents to which it is a party (by joinder or otherwise). The parties hereto acknowledge and agree that the Borrower is the sole “Borrower” under the Credit Agreement and the other Loan Documents.

(c) In accordance with the Credit Agreement, the Initial Borrower is hereby immediately released from all of its obligations as a “Borrower” under the Loan Agreement without need for further action by the Agent or any Lender. Notwithstanding this release, nothing in this Borrower Joinder Agreement shall affect or prejudice any claim or demand whatsoever which the Agent, on behalf of the Secured Parties, may have against the Initial Borrower in relation to the Credit Agreement and the other Loan Documents that are based upon matters arising prior to the Closing Date or in its capacity as a Guarantor.

2. Covenants; Representations and Warranties. The Borrower hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as Borrower thereunder, including without limitation, the affirmative covenants set forth in Article VIII of the Credit Agreement and the negative covenants set forth in Article IX of the Credit Agreement, and (b) represents and warrants that the representations and warranties contained in Article VII of the Credit Agreement, as modified by the schedules attached to this Borrower Joinder Agreement, and made by it as the Borrower are true and correct in all material respects on and as of the date hereof. Each reference to the “Initial Borrower” or the “Borrower” in the Credit Agreement and, to the extent applicable, the other Loan Documents, shall be deemed to be the Borrower.

3. Security Documents; Loan Document. The Borrower is, simultaneously with the execution of this Borrower Joinder Agreement, executing and delivering such Security Documents (and such other documents and instruments) as required pursuant to Section 6.2 of the Credit Agreement, in each case as the Borrower thereunder. The Initial Borrower is, simultaneously with the execution of this Borrower Joinder Agreement, executing and delivering such Security Documents (and such other documents and instruments) as required pursuant to Section 6.2 of the Credit Agreement, in each case, as a Guarantor thereunder. This Borrower Joinder Agreement shall constitute a “Security Document” and a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement).

4. Credit Agreement Schedules. The Borrower and the Agent, for itself and on behalf of the Lenders, hereby acknowledge and agree that, pursuant to Section 6.2(a)(iii) of the Credit Agreement, effective from and after the date of this Borrower Joinder Agreement, the schedules attached hereto as Annex A amend, restate and supersede for all purposes the schedules attached the Credit Agreement on the Escrow Funding Date.

5. Severability. Any provision of this Borrower Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6. Counterparts. This Borrower Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Borrower Joinder Agreement and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Governing Law; Waiver of Jury Trial. THIS BORROWER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTION 12.4 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.

8. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

9. Notices. All notices, requests and demands to or upon the Borrower or the Agent shall be governed by the terms of Section 12.1 of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

ISLE OF CAPRI CASINOS LLC, (formerly known as EAGLE II ACQUISITION COMPANY LLC), as the Initial Borrower

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Authorized Officer

ELDORADO RESORTS, INC. as the Borrower

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED as of the date of this Borrower Joinder Agreement first above written. JPMORGAN CHASE BANK, N.A., as Agent

By:	/s/ Mohammad Hasan
	Name:	Mohammad Hasan
	Title:	Executive Director